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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       AMERICAN PRECISION INDUSTRIES INC.

              ====================================================
                           Pursuant to Section 242 of
                              the Delaware General
                                 Corporation Law
              ====================================================


                  We, John M. Murray, Vice President - Finance and Treasurer, and James J. Tanous, Secretary, of AMERICAN PRECISION INDUSTRIES INC. (the "Corporation") in accordance with Section 242 of the Delaware General Corporation Law, do hereby certify as follows:

                  1. The name of the Corporation is American Precision Industries Inc.

                  2. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 22nd day of August 1986.

                  3. The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 6th day of November 1986.

                  4. An Amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 26th day of April 1991.

                  5. A Certificate of Designation, setting forth the preferences and rights of the Corporation's Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, Fifty Dollars ($50.00) par value per share, was filed with the Secretary of State of the State of Delaware on July 2, 1997.


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                  6. The Restated Certificate of Incorporation, as amended by the Certificate of Designation filed July 2, 1997, is hereby further amended as authorized by Section 242 to:


                           (a) increase the authorized common shares of the
                  Corporation by Twenty Million (20,000,000) shares from Ten Million (10,000,000) to Thirty Million (30,000,000) shares;


                           (b) increase the authorized preferred stock of the
                  Corporation by One Million Two Hundred and Fifty Thousand (1,250,000) shares from Twenty Thousand (20,000) shares to One Million Two Hundred and Seventy Thousand (1,270,000) shares;

                           (c) designate the One Million Two Hundred and Fifty
                  Thousand (1,250,000) newly authorized shares of preferred stock as "Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, One Dollar ($1.00) par value per share," with such rights, preferences and limitations as set forth below in the amended Article IV of the Restated Certificate of Incorporation; and


                           (d) as authorized by Section 242(a)(3) of the
                  Delaware General Corporation Law, reclassify the existing Twenty Thousand (20,000) shares of Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, Fifty Dollars ($50.00) par value per share, all of which shall be reacquired by the Corporation upon the filing of the Certificate of Amendment pursuant to Section 3 of the Certificate of Designation for the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock and shall be reclassified as 20,000 shares of preferred shares whose rights, preferences and limitations shall be fixed by the Corporation's Board of Directors in accordance with


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                  Section 151 of the Delaware General Corporation Law and in
                  accordance with Article IV paragraph (a) of the Restated Certificate of Incorporation as amended below.

                  7. To effect the foregoing, Article IV of the Restated Certificate of Incorporation is stricken in its entirety and there is substituted in lieu thereof a new Article IV reading as follows:

                                   ARTICLE IV

                           The aggregate number of shares which the Corporation
                  shall be authorized to issue is Thirty One Million Two Hundred Seventy Thousand (31,270,000) which shall consist of Twenty Thousand (20,000) preferred shares having a par value of Fifty Dollars ($50.00) each (hereinafter the "$50.00 par value Preferred Shares"), One Million Two Hundred Fifty Thousand (1,250,000) shares having a par value of One Dollar ($1.00) each of preferred shares Series B Seven Percent (7%) Cumulative Convertible Preferred Stock (hereinafter the "Series B Preferred Stock"), and Thirty Million (30,000,000) shares, having a par value of sixty-six and two- thirds cents ($.66-2/3) each of common shares (hereinafter the "Common Stock").

                           The relative rights, preferences and limitations of
                  the shares of each class are as follows:

                                    (a) The 20,000 shares of $50.00 par value
                           Preferred Shares may be issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of $50.00 par value Preferred Shares shall be identical except as to the relative rights, preferences and limitations below enumerated. Authorization is hereby expressly granted to the board of directors to fix, before the issuance of any shares of a particular series, the number of shares to be included in such series, the dividend rate per


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                           annum, the redemption price or prices, if any, and
                           the terms and conditions of redemption or purchase of the shares of the series, the terms and conditions on which the shares are convertible, if they are convertible, the voting rights, if any, including rights to vote as a class or series, and any other rights, preferences and limitations pertaining to such series.

                                    (b) Each issued and outstanding share of
                           Common Stock shall be entitled to one vote.

                                    (c) The terms of the Series B Preferred
                           Stock are as follows:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Seven Percent (7%) Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 1,250,000.

                  Section 2. Face and Liquidation Value. The face and liquidation value of the Series B Preferred Stock shall be $21.15625 per share ("Series B Liquidation Value").

                  Section 3. Redemption of Series B Preferred Stock.

                           (A) Optional Redemption. The Corporation, at the
option of the Board of Directors, may redeem all or any part of the Series B Preferred Stock at any time outstanding, at any time or from time to time, upon written notice duly given pursuant to subsection 3(B), for an amount per share to be redeemed equal to the sum of the Series B Liquidation Value and an amount computed at the annual rate of seven percent (7%) of the Series B Liquidation Value per annum per share from and after the date on which dividends on such share became cumulative to and including the date fixed for such redemption, less the aggregate of the dividends paid during the same period, but computed without interest ("Redemption Price"). Notwithstanding the receipt of any notice pursuant to subsection 3(B), the holders of Series B Preferred Stock shall have the right to convert their shares of Series B Preferred Stock as set forth in
Section 6 below.

                           (B) Notice of Redemption. Notice of any redemption
("Redemption Notice") of Series B Preferred Stock shall be mailed at least forty-five (45) calendar days prior to the date fixed for such redemption to the holders of record of shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In case of redemption of only a part of the Series B Preferred Stock at the


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time outstanding, the shares to be redeemed shall be selected in such manner as the Board of Directors may determine, whether by lot or by pro rata redemption or by selection of particular shares, and the proceedings and actions of the Board of Directors in making such selection shall not be subject to attack except for fraud. The Redemption Notice shall state (i) the date of redemption;
(ii) the Redemption Price; and (iii) the place of payment.

                  Section 4. Dividends and Distributions. The holders of the Series B Preferred Stock shall be entitled to receive cumulative cash dividends at the rate of seven percent (7%) of the Series B Liquidation Value (as defined above in Section 2) per share per annum, and no more, with such dividends accruing and becoming cumulative on and after January 1, 1999 and payable on the first days of January, April, July and October, commencing April 1, 1999. The cumulative cash dividends shall be paid when and as declared by the Board of Directors of the Corporation, but only out of surplus legally available for the payment of dividends. Such dividends shall be payable before any dividends (other than a stock dividend in shares of the same class of stock) on any class of common stock shall be paid or set apart for payment. Dividends shall be cumulative from and after January 1, 1999, and any arrearages in payment shall not bear interest.

                  Section 5. Voting Rights.

                           (A) Subject to the limitations contained below, the
holders of Series B Preferred Stock shall vote as a class on the following transactions that shall be submitted to the holders of Series B Preferred Stock for their approval:

                               (i)        any amendment to the
                                          Corporation's Restated
                                          Certificate of Incorporation that
                                          would amend, change, modify or
                                          revoke the rights, preference or
                                          limitations applicable to the
                                          Series B Preferred Stock; and

                               (ii)       any other proposal or transaction
                                          that requires the approval of the
                                          holders of Series B Preferred
                                          Stock, voting as a class, under
                                          Delaware's General Corporation
                                          Law.

                           In each instance set forth in subsections (i) and
(ii) above, the holders of Series B Preferred Stock shall be entitled to one vote for each share of such stock owned of record and the approval of the holders of a majority of the shares of Series B Preferred Stock issued and outstanding and entitled to vote shall be required to adopt such proposal.


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                           Notwithstanding the foregoing, the holders of Series
B Preferred Stock shall lose any and all right to vote as a class (except to the extent, if any, that such holders thereafter have the right to vote as a class pursuant to the provisions of Delaware's General Corporation Law) if at any time the total number of issued and outstanding shares of Series B Preferred Stock is less than twenty five percent (25%) of the number of shares of Series B Preferred Stock initially issued by the Corporation.

                           (B) In addition to the voting rights granted above,
the holders of Series B Preferred Stock shall be entitled to vote on all matters (except the election of directors and the ratification of the independent public accountants retained by the Corporation to audit its financial statements) submitted for a vote to the holders of the Common Stock and in that instance each holder of Series B Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which his or her shares of Series B Preferred Stock would be convertible as of the record date for the meeting of shareholders at which such matter will be voted on.

                           (C) If the Corporation shall breach any of its
obligations hereunder or fail to make any exchange, conversion, or payment to which the holder of Series B Preferred Stock is entitled hereunder, or fail to maintain its corporate existence in good standing or continue its normal business operations, or if any bankruptcy, reorganization, insolvency, receivership or other credit proceeding is instituted by or against the Corporation and is not dismissed within sixty (60) calendar days, or if the Corporation makes an assignment for the benefit of creditors, then the holders of Series B Preferred Stock, in addition to all other rights they may have at law or in equity, shall have the right to vote for the election of directors and to exercise all the rights any holder of the Common Stock may have to call a special meeting of the shareholders of the Corporation and to participate in such special meeting and any annual meeting of the shareholders.

                  Section 6. Conversion of Series B Preferred Stock.

                           (A) Optional Conversion. Holders of Series B
Preferred Stock shall have the right, at their option, to convert as many shares of Series B Preferred Stock as they choose into the shares of the Corporation's Common Stock, on the terms and conditions set forth below.

                           (B) Terms of Conversion. The conversion of the Series
B Preferred Stock shall be upon the following terms and conditions:

                                (i) Conversion Ratio. The Series B Preferred
Stock shall be convertible, at the principal office of the Corporation and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into


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fully paid and non-assessable shares of Common Stock. The number of shares of
Common Stock to be delivered upon conversion shall be determined by the following calculation:

               The sum of the LV and UD per share times CPS = NCS
               --------------------------------------------
                                   CP

where LV equals the Series B Liquidation Value per share; UD equals seven percent (7%) of the per share LV per annum from and after the date on which dividends on such share became cumulative to and including the date of conversion less the aggregate of the dividends paid during the same period, computed without interest; CPS equals the number of shares of Series B Preferred Stock to be converted; CP equals the conversion price for a share of Common Stock which shall be $17.00 per share as adjusted pursuant to subsection (ii) or
(iii) below; and NCS equals the number of shares of Common Stock to be delivered upon conversion.

                                (ii) Adjustment of Conversion Price on Various
Events. In case the Corporation at any time shall change its outstanding shares of Common Stock (which, for purposes of this subsection, shall include any other class of common stock) into a greater number of shares or pay in shares of Common Stock a dividend on then outstanding shares of Common Stock or combine or subdivide its outstanding shares of Common Stock into a smaller number of shares or issue or sell shares of Common Stock for less than $17.00 per share (plus or minus previous adjustments), (except for shares reserved or issued pursuant to a bona fide stock option or benefit plan for directors, officers and/or employees of the Corporation); then the Conversion Price for a share of Common Stock shall be adjusted in accordance with the following equation:

                                (A x B) + C = NCP
                                -----------
                                     D

where A equals the number of shares of Common Stock outstanding immediately before the event requiring adjustment; B equals $17.00 per share (plus or minus all previous adjustments); C equals the value of the consideration received by the Corporation for the issuance or sale, requiring adjustments, of shares of Common Stock for less than B; D equals the number of shares of Common Stock outstanding after such event; and NCP equals the new conversion price.

                                (iii) Adjustments for Reorganizations,
Reclassifications, Mergers and Consolidations. If any reorganization or reclassification of the capital stock of the Corporation, or any merger or consolidation of the Corporation with another corporation, shall be effected, a holder of Series B Preferred Stock shall thereafter be entitled upon the exercise of conversion rights to receive the number and kind of shares of stock, securities or assets which the holder of Series B Preferred Stock would have been entitled to receive in connection with such reorganization, reclassification, merger or


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consolidation if he or she had been a holder of the number of shares of Common
Stock of the Corporation issuable upon the conversion of his or her Series B Preferred Stock immediately prior to the time such reorganization, reclassification, merger or consolidation became effective.

                                (iv) Notice of Adjustment. Whenever any
adjustments are required pursuant to subsections (ii) and (iii) above, the Corporation shall give the holder of Series B Preferred Stock written notice detailing the method of calculation of such adjustment and the facts requiring the adjustment and upon which the calculation is based.

                                (v) Method of Conversion. In order to convert
shares of Series B Preferred Stock into shares of Common Stock, the holder of Series B Preferred Stock shall surrender at any office mentioned above the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice at such office that he or she elects to convert such shares of Series B Preferred Stock which shall be deemed to have been converted as of the date ("Conversion Date") of the surrender of such shares for conversion as provided above, and the holder of Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the Conversion Date, the Corporation will deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable on such conversion, together with cash in lieu of any fraction of a share, as hereinafter provided, to the persons entitled to receive the same. In case shares of Series B Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless exercised prior thereto or unless default shall have been made in the payment of the Redemption Price.

                                (vi) Fractional Shares. No fractional shares of
Common Stock shall be issued upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable, in an amount equal to the same fraction of the Market Price, as defined below, per share of Common Stock at the close of business on the Conversion Date.

                                (vii) Market Price. The Market Price per share
shall be (a) if traded on the over-the-counter market, the mean between the closing bid and asked quotations on the Conversion Date, or if no such bid or quotation was made on the Conversion Date, then such bid and quotation on the first date preceding the Conversion Date that such bid and quotation was published, or (b) if traded on a national securities exchange, the closing sale price on the Conversion Date, or if no such sale was made on the Conversion Date, then the closing sale price on the first date preceding the Conversion Date that such sale took place, or (c) if traded on both the over-the-counter market and


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an exchange, the mean between the prices determined in accordance with clauses
(a) and (b) of this sentence.

                                (viii) Partial Conversion of Shares. In the
event the holders of the Series B Preferred Stock elect to convert only a part of their shares, the Corporation shall deliver new certificates to the holders of the Series B Preferred Stock in an amount equal to the unconverted amount of shares held by the holder of Series B Preferred Stock.

                                (ix) Issuance of Certificates. The issuance of
new certificates for shares of Common Stock or Series B Preferred Stock to the holder of Series B Preferred Stock upon conversion shall be without any charge or tax.

                  Section 7. Payment on Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any class of common stock, an amount equal to the Series B Liquidation Value of the stock plus a sum computed at the dividend rate of seven percent (7%) per annum from and after the date on which dividends on such shares became cumulative to and including the date fixed for such payment, less the aggregate of the dividends theretofore paid thereon, during the same period, but computed without interest. For the purpose of this
Section 7, a consolidation or merger of the Corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

                  Section 8. No Impairment. The Corporation, whether by amendment of its Certificate of Incorporation, or through any reorganization, transfer of its assets, merger, dissolution, issue or sale of securities or any other voluntary actions, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock.

                  Section 9. Reservation of Stock. The Corporation will at all times keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for the purposes of effectuating the conversion of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock are not sufficient to effect the conversion of all of the outstanding Series B Preferred Stock, then the Corporation shall take such actions as is necessary to increase the authorized but unissued shares of Common Stock to be equal to the number needed for the conversion.

                  8. The above amendment to the Restated Certificate of Incorporation was recommended and approved by a resolution duly


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adopted by all of the members of the Board of Directors of the Board of
Directors of the Corporation and was authorized by a vote of the holders of a majority of all outstanding shares entitled to vote at a special meeting of shareholders of the Corporation held on the 14th day of November 1997.

                  IN WITNESS WHEREOF, the undersigned have subscribed this certificate this 14th day of November 1997 and affirm that the statements made herein are true and correct under the penalties of perjury.


                               /s/ JOHN M. MURRAY
                               ------------------
                          Name:    John M. Murray
                          Title:   Vice President - Finance
                                   and Treasurer


[CORPORATE SEAL]


ATTEST:


     /s/ JAMES J. TANOUS
     -------------------
Name:    James J. Tanous
Title:   Secretary


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